RADIENT PHARMACEUTICALS CORPORATION

2492 Walnut Avenue, Suite 100

Tustin, CA 92780

May 17, 2012

VIA FEDERAL EXPRESS AND ELECTRONIC MAIL

To:	Iroquois Master Fund Ltd.
Cranshire Capital, L.P.
Freestone Advantage Partners, LP
Bristol Investment Fund, Ltd.
Kingsbrook Opportunities Master Fund LP
Alpha Capital Anstalt
Whalehaven Capital Fund, Ltd.

Ladies and Gentlemen:

Reference is made to the following documents and agreements:

(a) the separate exchange agreements dated June 29. 2011 (the “June 2011 Exchange Agreements”) between each of Iroquois Master Fund Ltd., Cranshire Capital, L.P., Freestone Advantage Partners, LP, Bristol Investment Fund, Ltd. and Kingsbrook Opportunities Master Fund LP (individually a “2011 Noteholder” and collectively, the “2011 Noteholders”) and Radient Pharmaceuticals Corporation (the “Company”);

(b) the separate exchange agreements dated November 28, 2011 with each 2011 Noteholder and the related forms of Note, the Series A Warrant, the Series B Warrant, the Certificates of Designations of the Company’s Series B Convertible Preferred Stock and Series C Convertible Preferred Stock, all dated as of November 28, 2011 (collectively, with the June 2011 Exchange Agreements, the “2011 Noteholders Transaction Documents”);

(c) the final settlement agreement, dated as of August 25, 2011 among Alpha Capital Anstadt (“Alpha”), Whalehaven Capital Fund, Ltd. (“Whalehaven”) and the Company (the “Final Settlement Agreement”); and

(d) the separate agreements entered into on November 28, 2011 between the Company and each of Alpha and Whalehaven (the “Stock Sale Limitation Agreements” and with the Final Settlement Agreement, the “A&W Transaction Documents”).

Unless otherwise defined herein, all capitalized terms used in this letter shall have the same meaning as is defined in the 2011 Noteholders Transaction Documents and the A&W Transaction Documents (collectively, the “Transaction Documents”). The 2011 Noteholders and Alpha and Whalehaven are hereinafter sometimes individually referred to as an “Investor” and collectively, as the “Investors.”

Reference is also made to the Company’s registration statement on Form S-1 filed under the Securities Act of 1933, as amended (the “1933 Act”) and declared effective by the Securities and Exchange Commission (“SEC”) on February 14, 2012 (the “Registration Statement”), pursuant to which, inter alia, the Company registered for resale by the 2011 Noteholders an aggregate of 16,000,000 shares of its common stock, $0.001 par value per share (the “Common Stock”) that are issuable upon exercise of the Company’s Series A warrants (the “Warrants”). Such 16,000,000 shares of Common Stock issuable at an exercise price of $0.02619 per share (the “Exercise Price”) are hereinafter collectively referred to as the “Warrant Shares.”

1.	Exercise of $150,000 of Warrants.

(a) As at the date hereof, the 2011 Noteholders own an aggregate of $9,155,372 principal amount of Notes and stated amount of redeemable convertible Series B Preferred Stock (collectively, the “2011 Noteholder Debt Equivalent Securities”). Such 2011 Noteholder Debt Equivalent Securities are owned of record by each of the 2011 Noteholders in the “Pro-Rata Amounts” set forth in Section 1(c) below.

(b) As at the date hereof, Alpha owns an aggregate of $4,559,842 of Company convertible notes (the “Alpha Notes”) and Whalehaven owns an aggregate of $3,496,416 of Company convertible notes (the “Whalehaven Notes” and with the Alpha Notes, the “A&W Notes”). Accordingly, as between them, Alpha is the owner of 56.6% of the A&W Notes and Whalehaven is the owner of 43.4% of the A&W Notes.

(c) Promptly following the execution and delivery of this Agreement, each of the 2011 Noteholders shall assign to Alpha an aggregate of 1,517,182 Warrants, and shall assign to Whalehaven an aggregate of 1,163,230 Warrants (collectively, the Assigned Warrants”). Such assignments shall, as among the 2011 Noteholders, be in proportion to their respective Pro-Rata Amounts of the 5,727,376 “Subject Warrants” set forth below and shall be deemed to have occurred upon execution and delivery of this Agreement.

Name of 2011 Noteholder	Pro-Rata Amount	# of Assigned Warrants

Iroquois Master Fund Ltd.	20%	536,083
Cranshire Capital, L.P.	11%	294,845
Freestone Advantage Partners, LP	2%	53,608
Bristol Investment Fund, Ltd.	32%	857,732
Kingsbrook Opportunities Master Fund LP	35%	938,144
Total	100%	2,680,412

(d) Subject at all times to the terms and conditions set forth herein each of the Investors hereby severally (and not jointly and severally) agrees to exercise for cash at the Exercise Price its respective “Pro-Rata Amount” of the Warrants, but only to the extent of an aggregate of 5,727,376 Warrants (the “Subject Warrants”), so that, upon issuance of the 5,727,376 Warrant Shares underlying the Subject Warrants, the Company shall receive net cash proceeds from the Investors of $150,000 (the “Warrant Proceeds”).

(e) As used herein, the term “Pro-Rata Amount” means, that percentage and number of the Subject Warrants to be exercised by each Investor and the number of Warrant Shares to be purchased by each Investor, as shall be determined by (i) the amount by which the principal and stated amount of 2011 Noteholder Debt Equivalent Securities and the principal amount of the Alpha Note and Whalehaven Note owned of record by each Investor, bears to (ii) the aggregate principal and stated amount of 2011 Noteholder Debt Equivalent Securities and the principal amount of the Alpha Note and Whalehaven Note owned of record by all Investors.

The Pro-Rata Amount of all Subject Warrants allocable to all Investors is set forth below:

Name of 2011 Noteholder	Pro-Rata Amount	# of Warrants	Amount

Iroquois Master Fund Ltd.	9.91%	567,583	$14,867.02
Cranshire Capital, L.P.	5.82%	333,333	$8,828.19
Freestone Advantage Partners, LP	0.94%	53,837	$1,412.27
Bristol Investment Fund, Ltd.	17.38%	995,418	$26,064.86
Kingsbrook Opportunities Master Fund LP	19.15%	1,096,793	$28,718.08
Alpha Capital Anstadt	26.49%	1,517,182	$39,739.19
Whalehaven Capital Fund Ltd.	20.31%	1,163,230	$30,471.40
Totals	100.00%	5,727,376	$150,000.00

The foregoing Warrants shall be deemed to have been exercised by each Investor as per the above schedule, after execution and delivery of this Agreement by all Investors and receipt of funds to the attorney’s IOLA escrow account of Hunter Taubman Weiss LLP (“HTW”), as set forth on Schedule A, from all Investors (“Disbursement Conditions”), and the Company shall, not later than ten (10) days after receipt of the Warrant Proceeds into the IOLA escrow account of HTW, cause stock certificates evidencing the number of Warrant Shares reflected in the above Schedule to be duly issued to each of the Investors set forth above. Until the filing and effectiveness of the post-effective amendment to the Registration Statement set forth in Section 1(f) below, the Warrant Shares shall be deemed to be restricted securities and shall contain an appropriate legend; provided, that not later than three (3) Business Days following the effectiveness of the said post-effective amendment to the Registration Statement, the Company shall cause its counsel to deliver an appropriate legal opinion(s) to the Company transfer agent to enable such restrictive legend to be removed from such Warrant Shares certificate.

(f)   The Company shall promptly file a Form 8-K Current Report with respect to this Agreement. In addition, promptly following the filing of Form 10-K 2011 Annual Report and Form 10-Q Quarterly Report for the quarter ended March 31, 2012, the Company shall file a post-effective amendment to the Registration Statement, which shall, inter alia, list each of Alpha and Whalehaven as selling stockholders, as their respective interests in the Warrant Shares may appear.

2.	Purpose and Use of Warrant Proceeds.

(a)   The Warrant Proceeds shall be used by the Company solely and exclusively for the purpose of enabling the Company to keep the Registration Statement current and maintain compliant in its reporting requirements under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and for no other purposes whatsoever.

(b)   In furtherance of the foregoing, the Warrant Proceeds shall be wired by the Investors to the attorney’s IOLA escrow account of HTW and; provided further, that execution of this Agreement by all Investors and receipt of Warrant Proceeds from all Investors shall constitute authorization to HTW to make the following payments from its IOLA escrow account without further authorization from any of the parties hereto.

(i)   $95,000 shall be paid to KMJ Corbin, LLP, the auditors for the Company (the “Auditor”), as compensation to the Auditor to enable it to (A) complete the audit of the 2011 annual financial statements of the Company to be included in the Company’s 2011 Annual Report filing on Form 10-K, which shall be filed on or before June 30, 2012, and (B) review the quarterly financial statements of the Company to be included in its quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2012, which shall be filed on or before July 15, 2012. In such connection, if requested by any one or more of the Investors, the Company and the Auditor shall enter into an engagement and work scope letter agreement consistent with the foregoing and in form and content reasonably satisfactory to the 2011 Noteholders (the “Work Scope Agreement”), which Scope Agreement shall, inter alia, include the Auditor’s agreement to consent to the filing of their reports in the Form 10-K and in connection with all previous historical financial statements reviewed or audited by them which the Company may be required or to elect to file under the 1933 Act or the 1934 Act. HTW shall promptly, after satisfaction of the Disbursement Conditions, wire $95,000 of the Warrant Proceeds directly to the Auditor on behalf of the Company.

(ii)   $15,000 to pay legal fees to HTW in connection with their drafting and/or review of the Company’s 2011 Annual Report filing on Form 10-K, and review of the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2012;

(iii)   $2,632.43 to pay past due fees of Corporate Stock Transfer Company (“CST”), the Company’s transfer agent. Additionally, the Company shall pay CST an additional $4,000 advance payment for future transfer services, which shall serve as a pre-payment for four months of transfer services and entitle the Company to up to 50 transactions per month with CST. The Investors hereby agree that each of them shall be entitled to their pro-rata percentage of such 50 transactions, based on the pro-rata amounts set forth in paragraph 2(e) above and as set forth on Schedule D hereto, and shall thereafter each be individually responsible for payment toward additional transactions with CST at a rate of $35 per transaction; and

(iv)   The balance to be used to pay certain accrued designated fees and accounts payable owed by the Company to (x) Vintage Filings that edgarize and file reports and forms for the Company under the 33 Act and 34 Act, and (y) such other miscellaneous obligations and accounts as set forth on Schedule B annexed hereto.

3.	Termination of Limitations on Sale.

(a)   The Company hereby covenants and agrees that (i) all of the provisions set forth in Section 30 of the Notes issued to the 2011 Noteholders and all related limitations, if any, on sales of Common Stock set forth in the Series A Warrant, the Series B Warrant and the Certificate of Designations applicable to the Series B Preferred Stock, limiting the amount, timing and number or percentage of shares of Common Stock of the Company that can be sold by such 2011 Noteholders, and (ii) all of the provisions of the Stock Sale Limitation Agreements with Alpha and Whalehaven, are each hereby terminated and without any further force or effect.

(b) The parties to this Agreement do hereby acknowledge and agree that nothing contained in Section 3(a) above shall, in any manner, be deemed to amend or terminate the “blocker” provisions of the relevant Transaction Documents, all of which shall, as to each individual Investor, remain in full force and effect.

(c) For the avoidance of doubt, the Company and Alpha and the Company and Whalehaven, each respectively, agree that in no event shall Alpha or Whalehaven be entitled to exercise any portion of the Warrants in excess of that portion of the Warrants upon exercise of which would result in beneficial ownership by either Alpha or Whalehaven, individually, of more than 9.9% of the outstanding shares of Common Stock except that the terms “Maximum Percentage” and “Beneficial Ownership Limitation” as employed in the A&W Transaction Documents shall mean 9.99%.

4.            Covenant with Respect to Voluntary Bankruptcy. By its execution of this Agreement, the Company hereby covenants and agrees with each of the Investors that, subject only to the continuation of their forbearance agreements and the Forbearance Period remaining in force, as set forth in Section 5 below, following the date of this Agreement and through and including 5:00 p.m. (EDT) on August 31, 2012, the Company shall not file in any U.S. Bankruptcy Court a voluntary petition for reorganization under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Act”) or seek to liquidate under Chapter 7 of the Bankruptcy Act. The Company shall deliver to each of the Investors the unanimous written consent of the board of directors of the Company to this Agreement, which shall also include an express affirmation of the covenant contained in this Section 4.

5.	Forbearance Agreement.

(a) The parties hereto acknowledge that on various occasions between March 26 2012 and March 29 2012, all of the 2011 Noteholders, other than Bristol Investment Fund, Ltd., served the Company with (i) an Event of Default Redemption Notice in respect of the Company’s Note held by such 2011 Noteholder, (ii) a Notice of Redemption of the Company’s Series B Preferred Stock held by such 2011 Noteholder, (iii) a Notice of Redemption of the Company’s Series C Preferred Stock held by such 2011 Noteholder, and (iv) a notice of claims against the current and former directors and officers of the Company under the Company’s insurance policies (collectively, the “Default Notices”). In addition, the existence of the Default Notices may also constitute a default by the Company of certain of its obligations under the A&W Transaction Documents.

(b) In order to (i) facilitate the filing of the Company’s Form 10-K and Form 10-Q, as contemplated hereby, (ii) clarify the legal position of the Investors who may be converting or exercising Company securities into Common Stock or selling such Common Stock, and (iii) provide such material information to the investing public, the Company hereby requests that each Investor forebear from taking any legal action in respect of the Default Notices.

(c) Accordingly, by their execution of this agreement, each of the undersigned Investors do hereby severally (and not jointly and severally) covenant and agree to forebear from exercising any of their rights and remedies, whether at law or in equity, against the Company and its current and former directors and officers under the Transaction Documents or otherwise, for a period (the “Forbearance Period”) which shall not to exceed the earlier to occur of (i) August 31, 2012, or (ii) a breach by the Company or any of its agents of any of the Company’s other covenants and agreements contained in the Transaction Documents and in this Agreement, including, without limitation, its commitment to issue stock certificates, make the payments contemplated by this Agreement and file with the SEC its 2011 Form 10-K and March 31, 2012 Form 10-Q as soon as practicable following the date hereof.

(d) Nothing contained in this Section 5 shall constitute any agreement, express or implied, by any Investor to provide any further or additional forbearance from exercise of its or their legal rights and remedies against the Company or its current or former officers and directors; provided, however, that in the absence of a further breach of the terms of this Agreement or any of the other Transaction Documents, each of the Default Notices shall be deemed to be withdrawn ab initio upon execution of this Agreement. Except as expressly amended and modified by this Agreement, all of the other terms and conditions of the Transaction Documents shall remain in full force and effect and are hereby deemed by this reference to be incorporated in this Agreement.

6.	Miscellaneous.

(a) The Company has advised the Investors that it is currently indebted to Hunter Taubman Weiss LLP (“HTW”), counsel to the Company, in the amount of approximately $300,000 for accrued and unpaid legal fees relating to corporate, securities and litigation services previously rendered. The Company also desires to continue to retain the services of such attorneys to handle certain corporate, securities and litigation matters for the Company which are or may be in addition to matters relating to the preparation and filing of its 2011 Form 10-K Annual Report, Form 10-Q Quarterly Report for the quarter ended March 31, 2012 and Form 8-K Interim Report. The Company has requested and HTW has agreed to accept from the Company, as an account stated, a $300,000 unsecured convertible 4% Company note payable on April 30, 2015 (the “HTW Note”), which shall (i) accrue interest at the annual rate of 4% per annum, (ii) be convertible into Company Common Stock at a fixed conversion price of $0.01 per share, (iii) be subject to prepayment at the option of the Company, (iv) contain full ratchet and other customary anti-dilution protection, and (v) not be subject to any mandatory installment or other mandatory prepayment provisions prior to the April 30, 2015 maturity date.

(b) By their execution of this Agreement, each Investor agrees to the issuance of the HTW Note and further agrees that the issuance of such HTW Note shall not trigger an adjustment in the exercise price or conversion price of any Company securities issued to the Investors under the Transaction Documents.

(c) The obligations of the Investors hereunder and under the other Transaction Documents are several and not joint with the obligations of any other Investor, and the Investor shall not be responsible in any way for the performance of the obligations of any other Investor hereunder or with regard to the Transaction Documents. Nothing contained herein or in any of the other Transaction Documents, and no action taken by the Investor pursuant hereto or pursuant to any other Transaction Document, shall be deemed to constitute the Investor as, and the Company acknowledges that the Investors do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Investors are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated herein, by the Transaction Documents or any matters, and the Company acknowledges that the Investors are not acting in concert or as a group or entity, and the Company shall not assert any such claim, with respect to such obligations or the transactions contemplated herein, by the Transaction Documents or any other similar agreement. The decision of the Investor to enter into this Agreement has been made by the Investor independently of any other Investors. The Company and the Investor confirm that the Investor has independently participated with the Company in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. The Investor acknowledges that no other Investor has acted as agent for the Investor in connection with the Investor’s transfer or exercise of the Warrants, as contemplated herein. The Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Investor or other party to be joined as an additional party in any proceeding for such purpose. To the extent that any Investor enters into an agreement with the same or similar terms and conditions or pursuant to the same or similar documents, all such matters are solely in the control of the Company, not the action or decision of the Investor, and would be solely for the convenience of the Company and not because it was required or requested by the Investor. The Company further acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length party with respect to the Transaction Documents and the transactions contemplated by this Agreement and that the Investor is not and has not been an “affiliate” (as defined in Rule 144 promulgated by the SEC under the 1933 Act) of the Company or any of its Subsidiaries (including, without limitation, as a result of the acquisition or holding of any of the Securities or otherwise).

(d) This Agreement, the other Transaction Documents and the schedules and exhibits attached hereto and thereto and the instruments referenced herein and therein supersede all other prior oral or written agreements between the Investor, the Company, its Subsidiaries, their affiliates and persons acting on their behalf solely with respect to the matters contained herein and therein, and this Agreement, the other Transaction Documents, the schedules and exhibits attached hereto and thereto and the instruments referenced herein and therein contain the entire understanding of the parties solely with respect to the matters covered herein and therein; provided, however, nothing contained in this Agreement or any other Transaction Document shall (or shall be deemed to), except as expressly set forth herein, (i) have any effect on any agreements (including, without limitation, the Initial Exchange Agreement) the Investor has entered into with, or any instruments the Investor has received from, the Company or any of its Subsidiaries prior to the date hereof with respect to any prior investment made by the Investor in the Company or (ii) waive, alter, modify or amend in any respect any obligations of the Company or any of its Subsidiaries, or any rights of or benefits to the Investor or any other Person, in any agreement entered into prior to the date hereof between or among the Company and/or any of its Subsidiaries and the Investor, or any instruments the Investor received from the Company and/or any of its Subsidiaries prior to the date hereof, and all such agreements and instruments shall continue in full force and effect. Except as specifically set forth herein or in the other Transaction Documents, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to the matters contained herein of therein. The parties hereto acknowledge that no other party, or agent, representative or attorney of any other party, has made any promise, representation, or warranty whatsoever, express or implied, not contained in this Agreement concerning the subject matter hereof, to induce this Agreement or otherwise, and the parties acknowledge that they have not executed this Agreement in reliance upon such promise, representation, or warranty not contained herein. For clarification purposes, the Recitals are part of this Agreement.

(e) All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Investor from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Investor or to enforce a judgment or other court ruling in favor of the Investor. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(f) Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, if delivered personally; (ii) when sent, if sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) when sent, if sent by e-mail (provided that such sent e-mail is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s e-mail server that such e-mail could not be delivered to such recipient) and (iv) if sent by overnight courier service, one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same. The addresses, facsimile numbers and e-mail addresses for such communications shall be:

If to the Company:

Radient Pharmaceuticals Corporation

2492 Walnut Avenue, Suite 100

Tustin, California 92780-7039

Facsimile: (714) 505-4464
E-mail: dmaclellan@radient-pharma.com

Attention: Chief Executive Officer

With a copy (for informational purposes only) to:

Hunter Taubman Weiss, LLP

17 State Street, Suite 2000

New York, New York 10004
Facsimile: (212) 202-6380

E-mail: ltaubman@htwlaw.com

             rschmierer@htwlaw.com

Attention: Louis E. Taubman, Esq.
                   Rachael Schmierer, Esq.

If to the Investor:

To the address set forth on Schedule C

or to such other address, facsimile number or e-mail address and/or to the attention of such other person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date and recipient facsimile number or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iv) above, respectively. A copy of the e-mail transmission containing the time, date and recipient e-mail address shall be rebuttable evidence of receipt by e-mail in accordance with clause (iii) above.

(g) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

(h) The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

(i) If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(j) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto, provided that the Investor may assign some or all of its rights hereunder in connection with any transfer of any of its Securities without the consent of the other parties hereto, in which event such assignee shall be deemed to be a “Investor” hereunder with respect to such assigned rights. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person. No provision of this Agreement may be amended other than by an instrument in writing signed by the parties hereto. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

(k) Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(l) Except as otherwise set forth herein or in the Transaction Documents, each party to this Agreement shall bear its own expenses in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

(m) The representations, warranties, agreements and covenants shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

(n) The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty.

If the foregoing accurately reflects our mutual agreement and understanding, please so indicate by executing and delivering to the Company a counterpart of this Agreement by electronic mail to dmaclellan@radient-pharma.com, with a copy to ltaubman@htwlaw.com.

We thank you for your anticipated cooperation and support.

Very truly yours,

RADIENT PHARMACEUTICALS CORPORATION

By:  /s/ Douglas MacLellan

              Douglas MacLellan, President and CEO

ACCEPTED AND AGREED TO THIS 17th DAY OF MAY 2012

Iroquois Master Fund Ltd.

By: /s/ Iroquois Master Fund Ltd.

Cranshire Capital, L.P.

By: /s/ Cranshire Capital, L.P.

Freestone Advantage Partners, LP

By: /s/ Freestone Advantage Partners, LP

Bristol Investment Fund, Ltd.

By: /s/ Bristol Investment Fund, Ltd.

Kingsbrook Opportunities Master Fund LP

By: /s/ Kingsbrook Opportunities Master Fund LP

Alpha Capital Anstalt

By: /s/ Alpha Capital Anstalt

Whalehaven Capital Fund, Ltd.

By: /s/ Whalehaven Capital Fund, Ltd.